Filed Pursuant to Rule 424(B)(3)
Registration No. 333-111568

PROSPECTUS SUPPLEMENT DATED JUNE 23, 2004
(TO PROSPECTUS DATED FEBRUARY 9, 2004)

Doral Financial Corporation

1,380,000 Shares of
4.75% Perpetual Cumulative Convertible Preferred Stock
(Liquidation Preference $250 per Share)
and
8,674,128 Shares of Common Stock (Par Value $1.00 per Share)
Issuable Upon Conversion of the
4.75% Perpetual Cumulative Convertible Preferred Stock

     This prospectus supplement relates to the accompanying prospectus dated February 9, 2004 relating to the offer and sale from time to time of up to 1,380,000 shares of 4.75% Perpetual Cumulative Convertible Preferred Stock, referred to as the preferred stock, of Doral Financial and the shares of common stock of Doral Financial issuable upon conversion of the preferred stock. The “Selling Securityholders” section of the accompanying prospectus is hereby supplemented to include the information provided below in the table appearing in the “Selling Securityholders” section of this prospectus supplement with respect to amendments to the information previously listed in the accompanying prospectus and, as indicated, supercedes the information previously included in the table appearing in the “Selling Securityholders” section of the accompanying prospectus, or any other amendments or supplements thereto.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the accompanying prospectus dated February 9, 2004 and all other amendments or supplements thereto. The terms of the preferred stock are set forth in the accompanying prospectus dated February 9, 2004.

     Selling securityholders listed in the “Selling Securityholders” section of this prospectus supplement and any other amendments or supplements hereto may offer and sell the preferred stock and the shares of common stock issuable upon conversion of the preferred stock pursuant to this prospectus supplement, the accompanying prospectus, and any other amendments or supplements thereto. Our registration of the preferred stock and the shares of common stock issuable upon conversion of the preferred stock does not necessarily mean that the selling securityholders will sell all or any of the preferred stock or the shares of common stock.

SELLING SECURITYHOLDERS

      The preferred stock, and any shares of our common stock issued upon conversion of the preferred stock, are being offered by the selling securityholders listed in the table below. We issued and sold the preferred stock in a private placement to the initial purchasers, Wachovia Securities, LLC, UBS Warburg LLC, Deutsche Bank Securities, Inc. and Brean Murray & Co., Inc. The selling securityholders purchased their preferred stock from the initial purchasers or from subsequent holders in transactions exempt from registration under the Securities Act.

      This prospectus covers sales, by the named selling securityholders, of preferred stock and shares of common stock issued upon any conversion of the preferred stock by the selling securityholder. This prospectus will not cover subsequent sales of our common stock received upon conversion of preferred stock purchased from a selling securityholder named in this prospectus.

      No offer or sale under this prospectus may be made by a securityholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement, dated as of September 29, 2003 between us and the initial purchasers.

      The following table sets forth certain information, as of June 22, 2004, about the amount of preferred stock beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of the preferred stock that may be offered from time to time pursuant to this prospectus.

      The percentage of preferred stock outstanding beneficially owned by each selling securityholder is based on 1,380,000 shares of preferred stock outstanding. The number of shares of common stock owned prior to the offering does not include shares of common stock issuable upon conversion of the preferred stock. The number of shares of common stock shown in the table below assumes conversion of all shares of preferred stock held by such holder at the current conversion rate of 6.2856 shares of common stock per share of preferred stock. This conversion rate is subject to adjustment as described under “Description of the Preferred Stock — Adjustments to the Conversion Rate.” Accordingly, the number of shares of common stock issuable upon conversion of the preferred stock may increase or decrease from time to time. Under the certificate of designation for the preferred stock, fractional shares will not be issued upon conversion of the preferred stock. Cash will be paid instead of fractional shares, if any.

      The following table has been prepared based upon the information furnished to us by the selling securityholders as of June 22, 2004. The selling securityholders identified below may have sold, transferred or otherwise disposed of some or all of their preferred stock since the date on which the information in the preceding table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of preferred stock or common stock issuable upon conversion thereof that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their preferred stock or common stock pursuant to the offering contemplated by this prospectus. See “Plan of Distribution.”

      Except as otherwise disclosed in footnotes to the table below, to our knowledge, other than their ownership of the securities described below, none of the selling securityholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

			Number of	Number of
			Shares of	Shares of
	Number of Shares	Percentage of	Preferred stock	Underlying Common	Percentage of
	beneficially Owned	Preferred Stock	Owned Prior to the	Stock that May be	Common Stock
Name	that May be Sold	Outstanding	Offering(1)	Sold(2)	Outstanding(3)

AIG DKR SoundShore Holdings Ltd.	5,360	*	0	33,691	0.03%
AIG DKR SoundShore Opportunity Holding Fund Ltd.	2,890	*	0	18,165	0.02%
AIG DKR SoundShore Strategic Holding Fund Ltd.	13,750	*	0	86,427	0.08%
Akela Capital Master Fund, Ltd.	30,000	2.17%	0	188,568	0.17%
Allstate Insurance Company	6,000	*	0	37,714	0.03%
American Investors Life Insurance Company	2,900	*	0	18,228	0.02%
American Skandia Trust	1,320	*	0	8,297	**
Amer Us Life Insurance Company	11,300	*	0	71,027	0.07%
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	31,800	2.30%	0	199,882	0.18%
Argent Classic Convertible Arbitrage Fund II, L.P.	1,200	*	0	7,543	**
Argent Classic Convertible Arbitrage Fund L.P.	4,600	*	0	28,914	0.03%
Argent LowLev Convertible Arbitrage Fund II, LLC	1,300	*	0	8,171	**
Argent LowLev Convertible Arbitrage Fund LLC	8,300	*	0	52,170	0.05%
Argent LowLev Convertible Arbitrage Fund Ltd.	39,900	2.89%	0	250,795	0.23%
ATSF—Transamerica Convertible Securities	32,000	2.32%	0	201,139	0.19%
Attorney’s Title Insurance Fund	450	*	0	2,829	**
B.C. McCabe Foundation	150	*	0	943	**
Bank of America Capital Management Convertible Securities Fund	200	*	0	1,257	**
Bank of America Capital Management Nations Convertible Securities Fund	44,700	3.24%	0	280,966	0.26%
Bankers Life Insurance Company of New York	300	*	0	1,886	**
Barclays Global Investors Diversified Alpha Plus Funds	2,500	*	0	15,714	0.01%
Bear, Stearns & Co., Inc.	10,000	*	0	62,856	0.06%
BNP Paribas Equity Strategies, SNC	2,940	*	0	18,480	0.02%
Boilermakers Blacksmith Pension Trust	5,725	*	0	35,985	0.03%
BP Amoco PLC Master Trust	1,342	*	0	8,435	**
Citigroup Global Markets Inc.	6,000	*	0	37,714	0.03%
Class C Trading Company, Ltd.	3,300	*	0	20,742	0.02%
Clinton Multistrategy Master Fund, Ltd.	19,600	1.42%	0	123,198	0.11%
Clinton Riverside Convertible Portfolio Limited	67,400	4.88%	0	423,649	0.39%

			Number of	Number of
			Shares of	Shares of
	Number of Shares	Percentage of	Preferred stock	Underlying Common	Percentage of
	beneficially Owned	Preferred Stock	Owned Prior to the	Stock that May be	Common Stock
Name	that May be Sold	Outstanding	Offering(1)	Sold(2)	Outstanding(3)

CNH CA Master Account, L.P.	8,000	*	0	50,285	0.05%
CooperNett Convertible Strategies (Cayman) Master Fund, L.P.	2,954	*	0	18,568	0.02%
CQS Convertible & Quantitative Strategies Master Fund Limited	117,000	8.48%	0	735,415	0.68%
Credit Suisse First Boston Europe Limited	800	*	0	5,028	**
Custom Investments PCC. Ltd	1,200	*	0	7,543	**
DBAG London	7,000	*	0	43,999	0.04%
Deephaven Domestic Convertible Trading Ltd.	46,600	3.38%	0	292,909	0.27%
Delta Airlines Master Trust	2,325	*	0	14,614	0.01%
DKR SoundShore Oasis Holding Fund Ltd.	50,000	3.62%	0	314,280	0.29%
Dodeca Fund, L.P.	4,425	*	0	27,814	0.03%
Duke Endowment	1,100	*	0	6,914	**
Equitec Group LLC	10,000	*	0	62,856	0.06%
Family Service Life Insurance Co.	1,400	*	0	8,800	**
Fidelity Financial Trust: Fidelity Convertible Securities Fund	21,400	1.55%	0	134,512	0.12%
Forest Fulcrum Fund LP	8,000	*	0	50,285	0.05%
Forest Global Convertible Fund, Ltd., Class A-5	28,500	2.07%	0	179,140	0.17%
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	12,500	*	0	78,570	0.07%
Goldman Sachs & Co.	8,000	*	0	50,285	0.05%
Grace Convertible Arbitrage Fund, Ltd.	16,000	1.16%	0	100,570	0.09%
Guardian Life Insurance Co.	34,000	2.46%	0	213,710	0.20%
Guardian Pension Trust	4,000	*	0	25,142	0.02%
Guggenheim Portfolio Co. XV, LLC	8,000	*		50,285	0.05%
HFR CA Global Select Master Trust Account	1,000	*	0	6,286	**
Hotel Union & Hotel Industry of Hawaii Pension Plan	473	*	0	2,973	**
IDEX—Transamerica Convertible Securities Fund	16,000	1.16%	0	100,570	0.09%
Indianapolis Life Insurance Company	3,400	*	0	21,371	0.02%
Inflective Convertible Opportunity Fund I, L.P.	125	*	0	786	**
Intl Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust	3,600	*	0	22,628	0.02%
Intl. Truck & Engine Corp Non Contributory Retirement Plan Trust	2,300	*	0	14,457	0.01%
Jefferies & Company, Inc.	10	*	0	63	**
KBC Financial Products USA, Inc.	5,150	*	0	32,371	0.03%
KD Convertible Arbitrage Fund L.P.	21,000	1.52%	0	131,998	0.12%
Key Span Foundation	250	*	0	1,571	**
Lord Abbet America’s Value Fund	600	*	0	3,771	**
Lord Abbet Bond Debenture Fund, Inc.	24,000	1.74%	0	150,854	0.14%

			Number of	Number of
			Shares of	Shares of
	Number of Shares	Percentage of	Preferred stock	Underlying Common	Percentage of
	beneficially Owned	Preferred Stock	Owned Prior to the	Stock that May be	Common Stock
Name	that May be Sold	Outstanding	Offering(1)	Sold(2)	Outstanding(3)

Lord Abbet Investment Trust — LA Convertible Fund	4,975	*	0	31,271	0.03%
Lord Abbet Series Fund — America’s Value Portfolio	20	*	0	126	**
Lord Abbet Series Fund — Bond Debenture Portfolio	500	*	0	3,143	**
Lyxor Master Fund	8,000	*	0	50,285	0.05%
Lyxor/Convertible Arbitrage Fund Limited	196	*	0	1,232	**
Lyxor/Forest Fund Limited	14,500	1.05%	0	91,141	0.08%
McMahan Securities Co. L.P.	3,500	*	0	22,000	0.02%
Met Investor Series Trust — America’s Value	35	*	0	220	**
Met Investor Series Trust — Bond Debenture	4,800	*	0	30,171	0.03%
Morgan Stanley Convertible Securities Trust	12,000	*	0	75,427	0.07%
National Fuel & Gas Company Retirement Plan	725	*	0	4,557	**
Northern Income Equity Fund	15,000	1.09%	0	94,284	0.09%
Oxford, Lord Abbet & Co.	6,800	*	0	42,742	0.04%
Park Avenue Life Insurance Co.	600	*	0	3,771	**
Partners Group Alternative Strategies PCC LTD	2,400	*	0	15,085	0.01%
Phoenix Lord Abbet Bond Debenture Fund	70	*	0	440	**
Polygon Global Opportunities Master Fund	20,000	1.45%	0	125,712	0.12%
Quattro Fund Ltd.	18,500	1.34%	0	116,284	0.11%
Quattro Multistrategy Masterfund LP	3,600	*	0	22,628	0.02%
Radian Asset Assurance, Inc.	7,750	*	0	48,713	0.05%
Radian Group Convertible Securities	4,250	*	0	26,714	0.02%
Radian Guaranty	14,400	1.04%	0	90,513	0.08%
Ramius Capital Group	4,800	*	0	30,171	0.03%
Ramius LP	800	*	0	5,028	**
Ramius Partners II, LP	1,200	*	0	7,543	**
RBC Alternative Assets LP	500	*	0	3,143	**
RCG Baldwin, LP	3,200	*	0	20,114	0.02%
RCG Latitude Master Fund, LTD	34,000	2.46%	0	213,710	0.20%
RCG Multi Strategy Master Fund, LTD	10,000	*	0	62,856	0.06%
Relay 11 Holdings Co.	2,500	*	0	15,714	0.01%
Roszel/Lord Abbet Bond Debenture Portfolio	55	*	0	346	**
Royal Bank of Canada	25,000	1.81%	0	157,140	0.15%
Sage Capital Management, LLC	11,500	*	0	72,284	0.07%
Silver Convertible Arbitrage Fund, LDC	3,300	*	0	20,742	0.02%
Singlehedge U.S. Convertible Arbitrage Fund	490	*	0	3,080	**
Sphinx Convertible Arb. Fund SPC	503	*	0	3,162	**

			Number of	Number of
			Shares of	Shares of
	Number of Shares	Percentage of	Preferred stock	Underlying Common	Percentage of
	beneficially Owned	Preferred Stock	Owned Prior to the	Stock that May be	Common Stock
Name	that May be Sold	Outstanding	Offering(1)	Sold(2)	Outstanding(3)

Sphinx Convertible Arbitrage Fund SPC	900	*	0	5,657	**
Sphinx Convertible Arbitrage SPC	2,000	*	0	12,571	0.01%
Stonebridge Life Insurance	4,000	*	0	25,142	0.02%
SSI Blended Market Neutral L.P.	909	*	0	5,714	**
SSI Hedged Convertible Market Neutral L.P.	990	*	0	6,223	**
Sturgeon Limited	420	*	0	2,640	**
Swiss Re Financial Products Corporation	180	*	0	1,131	**
Timberpass Trading L.L.C.	4,000	*	0	25,142	0.02%
Transamerica Life Insurance and Annuities Co.	38,000	2.75%	0	238,853	0.22%
Transamerica Occidental Life	10,000	*	0	62,856	0.06%
Total Fina Elf Finance USA, Inc.	1,100	*	0	6,914	**
Tredia Performance Fund Ltd.	600	*	0	3,771	**
UBS AG London	40,000	2.90%	0	251,424	0.23%
UBS Securities LLC	4,000	*	0	25,142	0.02%
Univest Convertible Arbitrage Fund Ltd.	4,000	*	0	25,142	0.02%
Van Kampen Harbor Fund	16,000	1.16%	0	100,570	0.09%
Viacom Inc. Pension Plan Master Trust	43	*	0	270	**
Wachovia Capital Markets LLC	147,300	10.67%	0	925,869	0.85%
Waterstone Market Neutral MAC 51, Ltd.	12,150	*	0	76,370	0.07%
Waterstone Market Neutral Fund L.P.	10,000	*	0	62,856	0.06%
Waterstone Market Neutral Offshore Fund, Ltd.	50,000	3.62%	0	314,280	0.29%
White River Securities L.L.C.	10,000	*	0	62,856	0.06%
Xavex Convertible Arbitrage 10 Fund	1,400	*	0	8,800	**
Xavex Convertible Arbitrage 2 Fund	1,800	*	0	11,314	0.01%
Xavex Convertible Arbitrage 4 Fund	1,500	*	0	9,428	**
Xavex Convertible Arbitrage 5 Fund	6,000	*	0	37,714	0.03%
Zazove Arbitrage Fund, L.P.	5,500	*	0	34,571	0.03%
Zurich Institutional Benchmarks Management Fund 40 Quattro Fund	3,900	*	0	24,514	0.02%
Zurich Institutional Benchmarks Master Fund Ltd.	2,730	*	0	17,160	0.02%
Total(4)	1,380,000	100.00%	0	8,674,128	7.44%

*	Less than 1%.

**	Less than 0.01%.

(1)	Does not include shares of common stock issuable upon conversion of the preferred stock.

(2)	Consists of shares of common stock issuable upon conversion of the preferred stock, assuming a conversion rate of 6.2856 shares of common stock for each share of preferred stock and a cash payment in lieu of any fractional share interest. The conversion rate is subject to adjustment as described under “Description of the Preferred Stock — Adjustments to the Conversion Rate.” Accordingly, the number of shares of common stock issuable upon conversion of the preferred stock may increase or decrease from time to time. Numbers have been rounded down to whole numbers due to fact that fractional shares will not be issued upon conversion of the preferred stock. The “total” for number of shares of common stock that may be sold is based on the conversion rate applied to the 1,380,000 shares of preferred stock issued.

(3)	Calculated based on Rule 13d-3(d)(1) under the Securities Exchange Act, using 107,907,512 shares of common stock outstanding on April 26, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of the preferred stock by the applicable holder. However, we did not assume the conversion of any other holder’s preferred stock.

(4)	The sum of the number of shares listed as beneficially owned by the selling securityholders is actually more than 1,380,000 shares because certain of the selling securityholders may have sold, transferred or otherwise disposed of some or all of their shares in transactions exempt from the registration requirements of the Securities Act, or otherwise reduced their position prior to selling pursuant to the prospectus, and as a result, we have received beneficial ownership information from additional securityholders. The maximum amount of shares that may be sold under this prospectus will not exceed 1,380,000.